Exhibit 10.4

CENTERPOINT MANAGEMENT GROUP, LLC
MANAGEMENT INCENTIVE PLAN

Effective as of March 8, 2006

ARTICLE 1
ESTABLISHMENT AND PURPOSE

CenterPoint Management Group, LLC, a Delaware limited liability company (the “Company”), hereby establishes the CenterPoint Management Group, LLC Management Incentive Plan (the “MIP”), effective as of March    , 2006 (the “Effective Date”). The Company is the MIP Unit Member (as defined in the Amended and Restated Limited Liability Company Agreement of Solstice Holdings LLC, a Delaware limited liability company (“Solstice”)) of Solstice. The purpose of this MIP is to assist the Company and CenterPoint Properties Trust, a Maryland real estate investment trust and a Subsidiary of Solstice (“CenterPoint”), in attracting and retaining key employees and to provide such persons with long-term incentives and rewards for superior performance.

ARTICLE 2
DEFINITIONS

Capitalized terms that are used but not defined herein shall have the meaning set forth in the MIP Unit Member Operating Agreement.

2.1                                 “Allocation Date” means the initial allocation date on or around the Effective Date and the annual date following the close of each Solstice fiscal year selected by the Board (commencing with the Solstice fiscal year ending June 30, 2007) on which a grant of MIP Units shall become effective, which shall not be prior to the date the Board takes action with respect thereto.

2.2                                 “Beneficiary” means the person or persons designated by the Participant, in a writing provided to the Company, Solstice or CenterPoint prior to the Participant’s death, to receive amounts payable to the Participant under this MIP upon the Participant’s death. In the absence of such a written beneficiary designation, the Beneficiary shall be the Participant’s surviving spouse, or if none, the Participant’s estate.

2.3                                 “Board” means the board of managers of Solstice or any committee or individual duly authorized by the board of managers of Solstice to exercise any right or perform any obligations of the board of managers of Solstice relating to this MIP.

2.4                                 “CenterPoint Management Team” means the Chief Executive Officer of CenterPoint and the Chief Financial Officer of CenterPoint.

2.5                                 “Change in Control Sale” shall have the meaning set forth in the MIP Unit Member Operating Agreement.

2.6                                 “Committee” means the Compensation Committee of Solstice, as constituted from time to time and, to the extent of any delegation by the Board pursuant to this MIP to a subcommittee, such subcommittee.

2.7                                 “Distribution Date” means each date the Company distributes cash to a Participant pursuant to the terms of the MIP Unit Member Operating Agreement.

2.8                                 “Employment Agreement” means any employment agreement between a Participant and CenterPoint, Solstice or a Subsidiary thereof.

2.9                                 “Final Allocation Date” has the meaning set forth in Section 5.7.

2.10                           “MIP Board” means the board of managers of the Company.

2.11                           “MIP Units” shall have the meaning set forth in the MIP Unit Member Operating Agreement.

2.12                           “MIP Unit Award Agreement” means the written agreement between a Participant and the Company evidencing the grant of a MIP Unit to the Participant and setting forth certain terms and conditions that apply to such grant.

2.13                           “MIP Unit Member Operating Agreement” means the operating agreement with respect to the MIP Unit Member of Solstice, as amended, modified, supplemented or restated from time to time.

2.14                           “MIP Unit Sharing Percentage” shall have the meaning set forth in the MIP Unit Member Operating Agreement.

2.15                           “New Hire” means a Participant who is commencing, or has agreed to commence, employment with CenterPoint (or as applicable, the Company, Solstice or any of their Affiliates that adopts the MIP) after the Effective Date.

2.16                           “Participant” means an employee of CenterPoint (or as applicable the Company, Solstice or any of their Affiliates that adopts the MIP) to whom the Board has granted a MIP Unit pursuant to the terms of this MIP and the MIP Unit Member Operating Agreement.

ARTICLE 3
ADMINISTRATION OF THE MIP

3.1                                 Pursuant to the terms of the MIP Unit Member Operating Agreement, the MIP Board has delegated to the Board, subject to Section 3.2 below, full and sole authority to administer this MIP.

3.2                                 With respect to any determinations to be made pursuant to the provisions of Articles 4 and 5, the CenterPoint Management Team shall make recommendations to the Board, and the Board may approve or request that the CenterPoint Management Team revise such recommendation. To the extent the Board requests that the CenterPoint Management Team revise such recommendation, and until a revised recommendation is approved by the Board, the CenterPoint Management Team will have a period not to exceed thirty (30) days from the date the initial recommendation is presented to the Board (the “Recommendation Period”) to provide revised recommendations for approval by the Board. The Board shall convene as often as reasonably required during the Recommendation Period. To the extent the Board has not approved a recommendation from the CenterPoint Management Team on or prior to the expiration of the Recommendation Period, the Committee shall make a recommendation to the Board, after advising the CenterPoint Management Team of such recommendation, and the

Board shall make and approve any determination it considers necessary or appropriate, in its sole discretion.

3.3                                 The Board may from time to time reserve a specified number of MIP Units, subject to adjustment as provided in Section 10.4 of this MIP, for grants to New Hires with respect to commencement of their employment with CenterPoint (or as applicable the Company, Solstice or any of their Affiliates that adopts the MIP) or to any Participant in connection with a promotion or other form of special recognition Approved in writing by the Board.

3.4                                 Subject to Section 3.2, the Board shall have full authority regarding all matters relating to the discharge of its responsibilities under this MIP, and the interpretation and construction by the Board of the provisions of this MIP, or any MIP Unit Award Agreement, shall be made in the sole discretion of the Board and shall be final and conclusive.

3.5                                 The Board may delegate to the Committee, to one or more subcommittees of the Committee, to one or more of its members, or to one or more officers of the Company or CenterPoint, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the Committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the Committee or such person may have under this MIP.

ARTICLE 4
ELIGIBILITY

The Board may authorize grants of MIP Units under this MIP to Participants upon such terms and conditions as the Board may determine and pursuant to and in accordance with the MIP Unit Member Operating Agreement and the MIP. Each employee identified on Appendix A shall be a Participant as of the later of the Effective Date and the date he or she executes the MIP Unit Award Agreement evidencing the grant set forth on Appendix A. On or before each Allocation Date, the Board shall designate such other employees who shall be Participants, including New Hires.

ARTICLE 5
GRANTS OF MIP UNITS

5.1                                 The maximum number of MIP Units that may be granted under this MIP (including the up to 3,880 MIP Units that may be granted as of the Effective Date under Section 5.2) shall not exceed an aggregate of 10,000 MIP Units.

5.2                                 As of the Effective Date, the Board shall grant to each Participant selected to receive a grant of MIP Units as of the Effective Date based on such Participant’s (i) cash investment in Solstice, if any, and (ii) position and title with respect to the Participant’s employment by CenterPoint. The total MIP Units to be granted as of the Effective Date shall not exceed 3,880 MIP Units.

5.3                                 Before each Allocation Date, the Board shall designate the number of MIP Units to be granted to each Participant on such Allocation Date in whole or fractional MIP Units and not to exceed the maximum MIP Units available for grant during such fiscal year as set forth in

Section 5.4.            On each Allocation Date, the Board shall grant to each Participant the number of MIP Units so designated.

5.4                                 As of the Effective Date and on each Allocation Date following the fiscal years identified below, the Board may grant to all Participants, including any New Hires, a total number of MIP Units not to exceed the following maximums for each fiscal year, as set forth below; provided, however, that to the extent that the Board does not grant the maximum MIP Units available to be granted on an Allocation Date, the number of remaining MIP Units that is the excess of the maximum MIP Units available to be granted minus the amount of MIP Units actually granted on such Allocation Date shall be cancelled.

FISCAL YEAR	MAXIMUM MIP UNITS

As of the Effective Date	3,880

Fiscal Year 1: (July 1, 2006 – June 30, 2007)	0

Fiscal Year 2: (July 1, 2007 – June 30, 2008)	1,100

Fiscal Year 3: (July 1, 2008 – June 30, 2009)	1,100

Fiscal Year 4: (July 1, 2009 – June 30, 2010)	1,100

Fiscal Year 5: (July 1, 2010 – June 30, 2011)	1,100

Fiscal Year 6: (July 1, 2011 – June 30, 2012)	550

Fiscal Year 7: (July 1, 2012 – June 30, 2013)	550

Fiscal Year 8: (July 1, 2013 – June 30, 2014)	206.25

Fiscal Year 9: (July 1, 2014 – June 30, 2015)	206.25

Fiscal Year 10: (July 1, 2015 – June 30, 2016)	206.25

5.5                                 Each MIP Unit granted under this MIP shall be subject to the terms and conditions of this MIP and the MIP Unit Member Operating Agreement and shall be evidenced by a MIP Unit Award Agreement which shall set forth, along with the MIP Unit Member Operating Agreement and the Participant’s Employment Agreement, as applicable, the terms and conditions that shall apply to the grant of a MIP Unit, as determined by the Board.

5.6                                 Upon issuance of a grant of MIP Units, to the extent a Participant has not already executed the signature page of the MIP Unit Member Operating Agreement or an addendum thereto, such Participant shall sign an addendum to the MIP Unit Member Operating Agreement agreeing to be bound by the provisions of the MIP Unit Member Operating Agreement.

5.7                                 The term of this MIP shall expire effective as of, and no grant will be made under this MIP after the grant(s) made on, the Allocation Date for the fiscal year commencing July 1, 2015 (the “Final Allocation Date”), if any; provided, however, that all grants made on or prior to the Final Allocation Date will continue in effect thereafter subject to the terms of the Participant’s Employment Agreement, if any, the MIP Unit Award Agreement, the MIP Unit Member Operating Agreement and this MIP.

ARTICLE 6
FORFEITURE AND NONTRANSFERABILITY

6.1                                 Subject to Article 8 and Section 6.4, any vesting or risk of forfeiture that applies to a Participant’s MIP Units, including in the event of a Change in Control, shall be set forth in the Participant’s Employment Agreement or MIP Unit Award Agreement, as applicable.

6.2                                 Prior to the occurrence of a Change in Control Sale, each MIP Unit that is forfeited in connection with a Participant’s termination of employment may be granted to any other Participant on the Allocation Date that next follows the date the MIP Unit is forfeited; provided, however, that any forfeited MIP Unit that is not reallocated and granted to another Participant on the next following Allocation Date shall be cancelled. In the event of a Change in Control Sale, the MIP Units will be subject to the terms of Article 8.

6.3                                 Except for transfers in connection with forfeiture or redemption, or as otherwise provided in the MIP Unit Member Operating Agreement, no Participant may sell, exchange, transfer, pledge, hypothecate, or otherwise dispose of any MIP Unit which he or she has been granted without the prior approval of the Board and any attempted transfer without such approval shall be void ab initio.

6.4                                 Except as otherwise provided in this MIP, the MIP Unit Member Operating Agreement, a Participant’s Employment Agreement, if any, or a Participant’s MIP Unit Award Agreement, if a Participant’s employment with the CenterPoint (or as applicable the Company, Solstice or any Affiliate that adopts the MIP) is terminated for any reason prior to a Distribution, the Participant shall immediately forfeit all MIP Units to which the Participant has been allocated. Upon such forfeiture, the Participant will not be entitled to any further payments and will have no further rights under this MIP.

ARTICLE 7
DISTRIBUTIONS AND REDEMPTIONS

7.1                                 Each Participant shall be entitled to receive Distributions of Distributable Cash in accordance with his or her MIP Unit Sharing Percentage pursuant to the MIP Unit Member Operating Agreement; provided, however, that any MIP Units granted on or after the valuation determination date for which a Distribution is to be made shall not be included in any Participant’s MIP Unit Sharing Percentage for purposes of determining such payment.

7.2                                 The Company shall redeem a Participant’s MIP Units at such times and under such circumstances as are specified in the MIP Unit Member Operating Agreement.

ARTICLE 8
CHANGE IN CONTROL SALE

Upon a Change in Control Sale, (i) there shall be no further issuance, allocation or grant, or reissuance, reallocation or regrant of any MIP Units issued under this MIP, whether pursuant to this MIP or otherwise, (ii) all issued and outstanding MIP Units issued under this MIP will no longer be subject to forfeiture (except as provided in a Participant’s Employment Agreement, if any, in connection with termination of the Participant’s employment for Cause (as defined in the Participant’s Employment Agreement)) and (iii) the Company’s obligations under this MIP shall continue as herein provided until the term of the MIP expires pursuant to Section 5.7.

ARTICLE 9
AMENDMENT

The terms and conditions set forth in this document may be altered, modified, amended or waived only upon the affirmative vote of at least sixty-six percent (66%) of the Participants. The provisions of this MIP which are set forth in the MIP Unit Member Operating Agreement may only be altered, modified or waived pursuant to the MIP Unit Member Operating Agreement.

ARTICLE 10
MISCELLANEOUS

10.1                           The Company may issue fractional MIP Units pursuant to this MIP. The Board may also provide for the elimination of fractions or for the settlement thereof in cash.

10.2                           To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this MIP, and the amounts available to the Company for the withholding are insufficient, it shall have the right to require the Participant or the Participant’s Beneficiary to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements in connection with any payment made or benefit realized by the Participant or the Participant’s Beneficiary in connection with an award under this MIP. The Board may make mutually agreed-upon arrangements with the Participant or the Participant’s Beneficiary for the

satisfaction of such required withholding liability, which may include, but not be limited to, the relinquishment of any MIP Unit.

10.3                           If the Company is obligated to pay any amount to a governmental agency (or otherwise makes a payment to a governmental agency) because of (A) a Participant’s status or otherwise specifically attributable to a Participant in his or her capacity as a Participant with respect to federal, state or local withholding taxes imposed with respect to (i) any issuance of MIP Units to a Participant by the Company or (ii) any payments to a Participant or (B) a Participant’s breach of the MIP Unit Member Operating Agreement or violation of any law, rule or regulation in his, her or its capacity as a Participant, then the Company shall reduce the Distributions that would otherwise be made to such Participant or if such Distributions are insufficient to pay such obligation such Participant shall, to the fullest extent permitted by law, indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments).

10.4                           The Board may make or provide for adjustments in the number of MIP Units granted hereunder or substitution of the MIP Units for other fair, equitable and valuable consideration as may be required in order to prevent dilution or expansion of the rights of a Participant that otherwise would result from any (i) dividend, Membership Interest split, combination of Membership Interests, recapitalization or other change in the capital structure of the Company; (ii) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation; or (iii) other distribution of assets, issuance of warrants or other rights to purchase securities, or any other corporate transaction or event having any effect similar to any of the foregoing.

10.5                           Except as otherwise provided in the MIP Unit Member Operating Agreement or in any MIP Unit Award Agreement, the granting of a MIP Unit shall not be construed as conferring upon a Participant any right to participate in the management of the business and affairs of the Company and any Subsidiary or Affiliate of the Company. The granting of a MIP Unit shall confer upon the Participant only those rights set forth in the MIP Unit Member Operating Agreement, this MIP and any applicable MIP Unit Award Agreement and Employment Agreement.

10.6                           The MIP shall be binding upon and shall inure to the benefit of the Company and any successor. The Company may assign its obligations and delegate its duties under this MIP to a Subsidiary of the Company, Solstice or CenterPoint.

10.7                           The MIP shall not constitute a contract of employment between the Participant and any other person or entity and shall not interfere with any person’s or entity’s right to discharge a Participant without prior notice at any time and for any reason, subject to any applicable Employment Agreement.

10.8                           Any waiver or consent, express or implied, to or of any breach by any Person in the performance by that Person of its obligations hereunder is not a consent or waiver to or of any other breach in the performance by that Person of the same or any of the obligations of that Person hereunder. Failure on the part of a Person to complain of any act of any Person irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that failure until the applicable statute-of-limitations period has run.

10.9                           Any reference in this MIP to the singular includes the plural where appropriate, and any reference in this MIP to the masculine gender includes the feminine and neuter genders where appropriate.

10.10                     The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to the MIP. In the event of a direct conflict between the provisions of the MIP and any mandatory provision of the Act, the applicable provision of the Act shall control.

10.11                     If any provision of this MIP is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this MIP or any award under any law deemed applicable by the Board, the Board shall replace each invalid, illegal or unenforceable provision with a valid, legal and enforceable provision which will most nearly and equitably satisfy the economic effect of the invalid, illegal or unenforceable provision.

10.12                     The MIP shall be unfunded and shall not create (or be construed to create) a trust or separate fund.

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APPENDIX A
MIP UNIT GRANTS AS OF THE EFFECTIVE DATE

The Board shall grant to the following employees a number of MIP Units as set forth in each such employees’ MIP Unit Award Agreement, not to exceed an aggregate amount of 3,800 MIP Units.

1.                                       [NAME AND TITLE]

2.                                       [NAME AND TITLE]

3.                                       [NAME AND TITLE]

4.                                       [NAME AND TITLE]

5.                                       [NAME AND TITLE]

6.                                       [NAME AND TITLE]

7.                                       [NAME AND TITLE]

8.                                       [NAME AND TITLE]

9.                                       [NAME AND TITLE]

10.                                 [NAME AND TITLE]

11.                                 [NAME AND TITLE]

12.                                 [NAME AND TITLE]

13.                                 [NAME AND TITLE]

14.                                 [NAME AND TITLE]